UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2011

PHARMATHENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the 2011 annual meeting of stockholders of PharmAthene, Inc. (“the Company”), held on December 7, 2011 (the “2011 Annual Meeting”), the holders of the Company’s common stock voted to elect each of the following directors to serve until the 2012 annual meeting and until his successor is elected and qualified:

Director	Votes For	Votes Withheld	Broker Non-Votes
John Gill	16,250,760	591,386	21,852,775
Brian A. Markison	16,200,206	641,940	21,852,775
Joel McCleary	16,238,110	604,036	21,852,775
Eric I. Richman	16,234,470	607,676	21,852,775
Jeffrey W. Runge, M.D.	16,240,385	601,761	21,852,775
Mitchel Sayare, Ph.D.	16,241,285	600,861	21,852,775
Derace L. Schaffer, M.D.	13,464,167	3,377,979	21,852,775
Steven St. Peter, M.D.	16,256,035	586,111	21,852,775

At the 2011 Annual Meeting, the Company’s stockholders also voted to ratify (by a vote of 37,873,582 to 714,320, with 107,019 votes abstaining) the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2011, the Board of Directors of the Company (the “Board”) approved certain compensation for its executive officers, which included the grant of (a) a bonus option to purchase 91,121 shares of the Company’s common stock (vesting in full on the first year anniversary of the grant date), (b) an option to purchase 150,000 shares (vesting 25% annually beginning on the first year anniversary of the grant date) and (c) a restricted stock award of 75,000 shares (vesting in full on the third-month anniversary of the grant date) to Eric Richman, the Company’s President and Chief Executive Officer.  The options and restricted stock were granted under the Company’s 2007 Long-Term Compensation Plan.  The options are exercisable at an exercise price of $1.16, the closing price of the common stock on the NYSE Amex on the date of grant.

In addition,  the Board approved cash bonuses for the executive officers (including Eric Richman and Tom Fuerst) that, when added to the bonus option awards, were materially consistent with or less than the previously-disclosed terms of the 2011 Bonus Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: December 13, 2011	By:	/s/ Jordan P. Karp
Jordan P. Karp, Esq.
Senior Vice President and General Counsel